NEPHROS

February 26, 2025

Judith Krandel
[redacted]

Dear Judy,

Reference is made to that certain Letter Agreement between you and Nephros, Inc. (the "***Company***") dated July 28, 2023 (the "***2023 Letter Agreement***"). This letter agreement is intended to serve as an amendment to the 2023 Letter Agreement by setting forth modified terms of your employment with the Company effective as of the date of this letter agreement (the "***Effective Date***"). Accordingly, you and the Company agree as follows:

1. Option Awards. In consideration of your continued Service to the Company, the Company will cause to be granted to you the following non-qualified stock options (the "***2025 Options***") to purchase shares of the Company's stock pursuant to the Company's 2024 Equity Incentive Plan (the "***2024 Plan***"):

   (a) One option to purchase 54,359 shares of the Company's stock. Your right to exercise this stock option will vest over four years, in accordance with standard practices of the Company, and subject to your continued employment with the Company.

   (b) A second option to purchase 58,961 shares of the Company's stock. Your right to exercise this stock option will, subject to your continued employment with the Company, vest upon the closing of a strategic transaction that the Board determines is expected to result in an increase in the Company's annual revenue (i) if such transaction is consummated in fiscal year 2025, of at least $4,000,000, and (ii) if such transaction is consummated in a year following fiscal year 2025, of at least the greater of (A) $4,000,000 or (B) 25% of the Company's anticipated or projected annual revenue for such year, in all cases as determined by the Board.

   The grant date applicable to the 2025 Options shall be the third business day following the date on which the Company files its Annual Report on Form 10-K for the year ended December 31, 2024, and the exercise price applicable to the 2025 Options shall be equal to the closing sale price of the Company's common stock on the grant date. The 2025 Options will be subject to the terms and conditions of the 2024 Plan and separate stock option agreements in the standard form approved for use under the 2024 Plan by the Board.

2. <u>Acceleration of Vesting</u>. Notwithstanding anything to the contrary contained herein, if your employment is terminated by the Company for any reason other than Cause, then all stock options then held by you, including without limitation (i) the 2025 Options and (ii) that certain stock option granted to you on or about November 1, 2023, shall become fully vested and immediately exercisable. The immediately preceding sentence is intended to operate as an amendment to the 2023 Options.

   For purposes hereof, "***Cause***" means (i) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice to you specifying such failure(s), (ii) your failure or refusal to follow a reasonable and lawful direction of either the Company's Chief Executive Officer or the Company's Board, provided that, if such failure or refusal is capable of being remedied, the Company will provide you with written notice specifying the nature of such failure or refusal and demanding that such failure or refusal be remedied within 10 business days (and if so remedied within such period, no "Cause" shall be deemed to exist); (iii) the conviction of (including any plea of no lo contendere to) any felony or any crime involving fraud, dishonesty or moral turpitude (whether or not involving the Company); (iv) your material breach of any fiduciary obligation to the Company, provided that if such breach is capable of being remedied, the Company will provide you with written notice specifying the nature of such breach and demanding that such breach be remedied within 10 business days (and if so remedied with in such period, no "Cause" shall be deemed to exist); (v) any intentional wrongdoing or fraudulent conduct committed by you in the scope of your employment with the Company; and (vi) the material breach by you of (A) your obligations under the Letter Agreement or this letter agreement (as each may be amended or modified from time to time) or (B) the Company's policies and procedures in effect from time to time.

3. <u>Annual Bonus</u>. You will be eligible to receive an annual bonus targeted at 30% of your base salary, based on the Company's achievement of its goals. Bonuses may be paid in cash, restricted stock, or a combination of the two, at the Company's discretion and in accordance with similar payments to other senior executives.

4. <u>PTO</u>. You will be eligible for up to two weeks of PTO annually.

5. <u>Prior Letter Agreement</u>. All provisions of the 2023 Letter Agreement shall continue in accordance with their terms, as modified by this letter agreement.

[Signature page follows.]

Kindly acknowledge your agreement with the foregoing by countersigning this letter in the space provided below.

Sincerely,

Nephros, Inc.

Robert Banks

Robert Banks
President and Chief Executive Officer

Acknowledged and agreed:

Judy Krandel

Judith Krandel

Dated: 2/26/25